Exhibit 10.1

25501 W Valley Pkwy, Suite 300 Olathe, KS 66061	913.498.3468 office www.egov.com

March 2, 2021

Re:  Retention Bonus Award

Dear _______:

To reward you for your efforts to NIC Inc. (the “Company”) in consummating the transactions contemplated by the merger agreement (the “Merger Agreement”), by and among the Company, Tyler Technologies, Inc. and Topos Acquisition, Inc., and as an incentive for your continued assistance in bringing such transactions to a successful closing (the “Closing”), the Company is pleased to grant you a one-time cash retention bonus award in an amount equal to $250,000 (the “Retention Bonus”), less all applicable withholding and other authorized deductions, subject to the terms and conditions below.

The Retention Bonus will be paid in a lump sum cash payment on the date of the Closing, subject to your continued employment with the Company on such date.  If the transactions contemplated by the Merger Agreement are not completed or your employment with the Company is terminated for any reason prior to the Closing, you will not be entitled to the payment of the Retention Bonus.

Please indicate your acceptance with the foregoing terms and conditions set forth in this letter by signing below and returning a copy to me.  Thank you again for your efforts and continued contributions to the Company in connection with the merger.

Sincerely,

NIC Inc.

By:
Harry H. Herington

Acknowledgement and Acceptance

By my signature below, I acknowledge, agree to and accept the terms and conditions relating to the Retention Bonus as set forth in this letter. I further acknowledge that this letter constitutes the entire agreement regarding the Retention Bonus and supersedes any prior understandings, agreements, or representations by or among myself and the Company, written or oral, to the extent they related in any way to the subject matter hereof.

By:
[NAME]

Date:  March 2, 2021